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[MORGAN STANLEY LOGO]
c/o Morgan Stanley Trust Company,
Attention:Managed Futures, 7th Floor,
Harborside Financial Center Plaza Two
Jersey City, NJ 07311-3977
ADDRESS SERVICE REQUESTED


[RECYCLE LOGO] printed on recycled paper




----------------------------------
    Morgan Stanley Dean Witter
          Spectrum Series
----------------------------------




[GRAPHIC OMITTED]



September 2001
Monthly Report



This Monthly Report supplements
the Spectrum Funds' Prospectus
dated March 23, 2001.





[MORGAN STANLEY LOGO]



               October 31, 2001

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

FUNDS
-----

SPECTRUM COMMODITY                YEAR           RETURN
                                  ----           ------
                                  1998            -34.3%
                                  1999             15.8%
                                  2000              3.2%
                                  2001 (9 months) -24.8%

          Inception-to-Date Return:      -41.0%
          Annualized Return:             -13.1%
--------------------------------------------------------------------------------
SPECTRUM CURRENCY                 YEAR           RETURN
                                  ----           ------
                                  2000 (6 months)  11.7%
                                  2001 (9 months)   0.1%

          Inception-to-Date Return:       11.8%
          Annualized Return:               9.3%
--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)  -1.7%       1998             16.4%
     1995             22.8%       1999              0.7%
     1996             -3.6%       2000              0.9%
     1997             18.2%       2001 (9 months)  -3.8%

          Inception-to-Date Return:       56.4%
          Annualized Return:               6.7%
--------------------------------------------------------------------------------
SPECTRUM SELECT
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1991 (5 months)  31.2%       1996              5.3%
     1992            -14.4%       1997              6.2%
     1993             41.6%       1998             14.2%
     1994             -5.1%       1999             -7.6%
     1995             23.6%       2000              7.1%
                                  2001 (9 months)  10.1%

          Inception-to-Date Return:      159.5%
          Annualized Return:               9.8%
--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)   0.1%       1998              7.8%
     1995             10.5%       1999             37.2%
     1996             -3.5%       2000            -33.1%
     1997              0.4%       2001 (9 months)  -2.8%

          Inception-to-Date Return:        3.1%
          Annualized Return:               0.4%
--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)  -2.2%       1998             10.2%
     1995             17.6%       1999             -7.5%
     1996             18.3%       2000              7.8%
     1997              7.5%       2001 (9 months)   1.9%

          Inception-to-Date Return:       63.8%
          Annualized Return:               7.4%

DEMETER MANAGEMENT CORPORATION
c/o Morgan Stanley Trust Company,
Attention: Managed Futures, 7th Floor,
Harborside Financial Center Plaza Two,
Jersey City, NJ 07311-3977
Telephone (201) 876-4647

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
MONTHLY REPORT
SEPTEMBER 2001

Dear Limited Partner:

     The Net Asset Value per Unit for each of the six Morgan Stanley Dean Witter Spectrum Funds as of September 30, 2001 was as follows:

   FUNDS                      N.A.V.     % CHANGE FOR MONTH
   -----                      ------     ------------------
   Spectrum Commodity         $ 5.90           -5.17%
   Spectrum Currency          $11.18            0.97%
   Spectrum Global Balanced   $15.64           -1.22%
   Spectrum Select            $25.95            6.69%
   Spectrum Strategic         $10.31            3.81%
   Spectrum Technical         $16.38            8.24%

SPECTRUM COMMODITY

     Spectrum Commodity, a long-only commodity fund, decreased in value during September primarily due to losses recorded in the energy markets from long natural gas futures positions as prices fell as a result of expectations for a rise in supplies. In the agricultural markets, losses were experienced from long positions in corn and wheat futures as prices moved lower. In the metals markets, losses were incurred from long positions in copper and aluminum futures as prices declined earlier in the month due to higher inventories and weak demand. A portion of the Fund's overall losses was offset by gains recorded in the soft commodities markets from long cocoa futures positions as prices moved higher on expectations that global demand will outpace production.

SPECTRUM CURRENCY

     Spectrum Currency increased in value during September primarily due to gains recorded from previously established short positions in the South African rand as its value trended lower relative to the U.S. dollar as investors targeted the emerging market currency while global economic jitters persisted. A portion of the Fund's overall gains was offset by losses recorded from previously established long positions in the euro and Japanese yen as their values reversed lower and the U.S. dollar strengthened amid newly released optimistic economic data and the Bank of Japan's surprise interventions, which boosted the U.S. dollar.

SPECTRUM GLOBAL BALANCED

     Spectrum Global Balanced decreased in value during September primarily due to losses recorded in the global stock index futures markets from long positions in DAX, FTSE and S&P 500 Index futures as equity prices continued their decline amid worries regarding global economic uncertainty. In the energy markets, losses were incurred from previously established long futures positions in crude oil and its refined products as the trend in oil prices reversed sharply lower due to newly heightened concerns over the effects of a global economic slowdown on oil demand. A portion of the Fund's overall losses was offset by gains recorded in the global interest rate futures markets from previously established long positions in short-term U.S. and European interest rate futures as prices continued trending higher following an interest rate cut by the U.S. Federal Reserve and as investors sought a safe-haven from declining stock prices.

SPECTRUM SELECT

     Spectrum Select increased in value during September primarily due to gains recorded in the global stock index futures markets from previously established short positions in DAX, Nikkei and S&P 500 Index futures as the trend in equity prices continued sharply lower amid worries regarding global economic uncertainty. In the global interest rate futures markets, profits were recorded from previously established long positions in short-term U.S. and European interest rate futures as prices continued trending higher following an interest rate cut by the U.S. Federal Reserve and as investors sought a safe-haven from declining stock prices. A portion of the Fund's overall gains was offset by losses recorded later in the month in the currency markets from previously established long positions in the Japanese yen as its value suddenly reversed lower relative to the U.S. dollar following surprise interventions by the Bank of Japan. In the energy markets, losses were experienced from previously established long futures positions in crude oil and its refined products as the trend in oil prices reversed lower due to near-term concerns over the effects of a global economic slowdown on oil demand.

SPECTRUM STRATEGIC

     Spectrum Strategic increased in value during September primarily due to gains recorded in the global interest rate futures markets from long positions in short-term U.S. and European interest rate futures as prices rose following an interest rate cut by the U.S. Federal Reserve and as investors sought a safe-haven from declining stock prices. In the soft commodities markets, profits were recorded from long cocoa futures positions as prices moved higher on expectations that global demand will outpace production. In the energy markets, gains were recorded from short positions in crude oil futures as oil prices reversed lower due to near-term concerns over the effects of a global economic slowdown on oil demand. A portion of the Fund's overall gains was offset by losses recorded later in the month in the currency markets from long positions in the Japanese yen as its value weakened relative to the U.S. dollar following interventions by the Bank of Japan.

SPECTRUM TECHNICAL

     Spectrum Technical increased in value during September primarily due to gains recorded in the global interest rate futures markets from previously established long positions in short-term U.S. and European interest rate futures as prices continued trending higher following an interest rate cut by the U.S. Federal Reserve and as investors sought a safe-haven from declining stock prices. In the global stock index futures markets, gains were recorded from previously established short positions in DAX Index futures as the trend in equity prices continued sharply lower amid worries regarding global economic uncertainty. In the metals markets, profits were recorded from previously established long positions in gold futures as prices continued moving higher, boosted by falling equity prices and uncertainty linked to possible U.S. military action. In the currency markets, gains were recorded from previously established long positions in the Swiss franc as its value continued its strengthening trend relative to the U.S. dollar due to the sharp decline in stock prices and as investors sought refuge in this safe haven currency amid fears of global economic and political turmoil. A portion of the Fund's overall gains was offset by losses recorded in the energy markets from previously established long futures positions in crude oil and its refined products as the trend in oil prices reversed lower due to near-term concerns over the effects of a global economic slowdown on oil demand.

     Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, c/o Morgan Stanley Trust Company,
Attention: Managed Futures, 7th Floor, Harborside Financial Center Plaza Two, Jersey City, NJ 07311-3977 or your Morgan Stanley Financial Advisor.

     I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Robert E. Murray

Robert E. Murray
Chairman
Demeter Management Corporation
General Partner

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED SEPTEMBER 30, 2001
(UNAUDITED)

                                  MORGAN STANLEY DEAN WITTER            MORGAN
STANLEY DEAN WITTER       MORGAN STANLEY DEAN WITTER
                                      SPECTRUM COMMODITY
SPECTRUM CURRENCY            SPECTRUM GLOBAL BALANCED
                                  --------------------------            --------
------------------       --------------------------
                                             PERCENTAGE OF
PERCENTAGE OF                    PERCENTAGE OF
                                           SEPTEMBER 1, 2001
SEPTEMBER 1, 2001                SEPTEMBER 1, 2001
                                               BEGINNING
BEGINNING                        BEGINNING
                                  AMOUNT    NET ASSET VALUE             AMOUNT
NET ASSET VALUE       AMOUNT     NET ASSET VALUE
                                  --------------------------            --------
------------------       --------------------------
                                     $             %                       $
%                  $              %
REVENUES
Trading profit (loss):
   Realized                       (613,579)      (4.28)
(677,093)       (1.99)           (2,721,641)       (4.82)
   Net change in unrealized        (72,416)       (.50)                1,126,734
3.30             2,161,962         3.83
                                  --------       -----                   -------
---              --------        -----
     Total Trading Results        (685,995)      (4.78)                  449,641
1.31              (559,679)        (.99)

Interest income (Note 2)            30,051         .21                    66,914
 .20               145,303          .26
                                  --------       -----                   -------
---              --------        -----

     Total Revenues               (655,944)      (4.57)                  516,555
1.51              (414,376)        (.73)
                                  --------       -----                   -------
---              --------        -----

EXPENSES
Brokerage fees (Note 2)             54,969         .38                   130,695
 .38               216,455          .38
Management fees (Notes 2 & 3)       29,874         .22                    56,824
 .16                58,820          .11
                                  --------       -----                   -------
---              --------        -----

     Total Expenses                 84,843         .60                   187,519
 .54               275,275          .49
                                  --------       -----                   -------
---              --------        -----

NET INCOME (LOSS)                 (740,787)      (5.17)                  329,036
 .97              (689,651)       (1.22)
                                  ========       =====                   =======
===              ========        =====



MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED SEPTEMBER 30, 2001
(UNAUDITED)

                             MORGAN STANLEY DEAN WITTER            MORGAN
STANLEY DEAN WITTER          MORGAN STANLEY DEAN WITTER
                                 SPECTRUM COMMODITY                    SPECTRUM
CURRENCY                SPECTRUM GLOBAL BALANCED
                           -------------------------------      ----------------
---------------      -------------------------------
                           UNITS        AMOUNT    PER UNIT      UNITS
AMOUNT    PER UNIT      UNITS        AMOUNT    PER UNIT
                           -----        ------    --------      -----        ---
---    --------      -----        ------    --------
                                           $           $
$          $                          $         $
Net Asset Value,
   September 1, 2001   2,306,298.372   14,339,685    6.22    3,077,880.983
34,094,303    11.08   3,566,482.976  56,466,948   15.83
Net Income (Loss)                 --     (740,787)   (.32)              --
329,036      .10              --    (689,651)   (.19)
Redemptions              (36,634.057)    (216,141)   5.90       (8,844.111)
(98,877)   11.18     (27,245.536)   (426,120)  15.64
Subscriptions             33,670.000      198,653    5.90      167,157.517
1,868,821    11.18      36,780.674     575,250   15.64
                       -------------   ----------            -------------  ----
------            -------------  ----------

Net Asset Value,
   September 30, 2001  2,303,334.315   13,581,410    5.90    3,236,194.389
36,193,283    11.18   3,576,018.114  55,926,427   15.64
                       =============   ==========            =============
==========            =============  ==========

      The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED SEPTEMBER 30, 2001
(UNAUDITED)

                                 MORGAN STANLEY DEAN WITTER             MORGAN
STANLEY DEAN WITTER       MORGAN STANLEY DEAN WITTER
                                       SPECTRUM SELECT
SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                 --------------------------             --------
------------------       --------------------------
                                            PERCENTAGE OF
PERCENTAGE OF                    PERCENTAGE OF
                                          SEPTEMBER 1, 2001
SEPTEMBER 1, 2001                SEPTEMBER 1, 2001
                                              BEGINNING
BEGINNING                        BEGINNING
                                 AMOUNT    NET ASSET VALUE              AMOUNT
NET ASSET VALUE       AMOUNT     NET ASSET VALUE
                                 --------------------------             --------
------------------       --------------------------
                                    $             %                        $
%                 $              %
REVENUES
 Trading profit (loss):
   Realized                      8,913,773       3.77
1,406,223        2.07            19,011,111        7.41
   Net change in unrealized      9,144,225       3.86
1,617,950        2.38             3,697,537        1.44
                                ----------       ----                   --------
-        ----            ----------        ----
     Total Trading Results      18,057,998       7.63
3,024,173        4.45            22,708,648        8.85

Interest income (Note 2)           518,978        .22
145,651         .21               569,492         .22
                                ----------       ----                   --------
-        ----            ----------        ----

     Total Revenues             18,576,976       7.85
3,169,824        4.66            23,278,140        9.07
                                ----------       ----                   --------
-        ----            ----------        ----

EXPENSES
Brokerage fees (Note 2)          1,429,151        .60
410,271         .60             1,550,127         .60
Incentive fees (Note 3)            729,435        .31                          -
-       --                       --       --
Management fees (Notes 2 & 3)      591,373        .25
169,767         .25               588,386         .23
                                ----------       ----                   --------
-        ----            ----------        ----

   Total Expenses                2,749,959       1.16
580,038         .85             2,138,513         .83
                                ----------       ----                   --------
-        ----            ----------        ----

NET INCOME                      15,827,017       6.69
2,589,786        3.81            21,139,627        8.24
                                ==========       ====
=========        ====            ==========        ====

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED SEPTEMBER 30, 2001
(UNAUDITED)

                             MORGAN STANLEY DEAN WITTER           MORGAN STANLEY
DEAN WITTER          MORGAN STANLEY DEAN WITTER
                                   SPECTRUM SELECT                    SPECTRUM
STRATEGIC                  SPECTRUM TECHNICAL
                           -------------------------------     -----------------
--------------      -------------------------------
                           UNITS        AMOUNT    PER UNIT     UNITS
AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT
                           -----        ------    --------     -----        ----
--    --------      -----         ------    --------
                                           $           $                       $
$                           $         $
Net Asset Value,
   September  1, 2001  9,726,859.893  236,549,018   24.32   6,835,722.876
67,906,985     9.93  16,950,840.140  256,572,782   15.14
Net Income                        --   15,827,017    1.63              --
2,589,786      .38              --   21,139,627    1.24
Redemptions              (65,699.853)  (1,704,911)  25.95     (93,811.434)
(967,196)   10.31    (156,650.744)  (2,565,939)  16.38
Subscriptions             93,466.610    2,425,459   25.95      31,601.649
325,813    10.31     151,294.821    2,478,209   16.38
                       -------------  -----------           -------------  -----
-----           --------------  -----------
Net Asset Value,
   September 30, 2001  9,754,626.650  253,096,583   25.95   6,773,513.091
69,855,388    10.31  16,945,484.217  277,624,679   16.38
                       =============  ===========           =============
==========           ==============  ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Morgan Stanley Dean Witter Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Dean Witter Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Dean Witter Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Dean Witter Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Dean Witter Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Dean Witter Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures, forward, and options contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Morgan Stanley Dean Witter Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSIL and MSCM are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES--The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

REVENUE RECOGNITION--Futures interests are open com-mitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of its average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The inter- est rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS--The brokerage fees for Spectrum Commodity, Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

Such brokerage fees currently cover all brokerage commis-sions, transaction fees and costs and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES--The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as part- ners are individually responsible for reporting income or

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS--Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING--Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnership. Morgan Stanley DW pays all such costs.

REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges will be paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES--On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS--Spectrum Commodity will terminate on December 31, 2027. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035


MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Commodity pays manage-ment fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Dean Witter Spectrum Commodity L.P.
   Morgan Stanley Dean Witter Commodities
   Management Inc.

Morgan Stanley Dean Witter Spectrum Currency L.P.
   John W. Henry & Company, Inc. ("JWH")
   Sunrise Capital Partners, LLC

Morgan Stanley Dean Witter Spectrum Global Balanced L.P.
   RXR, Inc.

Morgan Stanley Dean Witter Spectrum Select L.P.
   EMC Capital Management, Inc.
   Rabar Market Research, Inc.
   Sunrise Capital Management Inc.
   Northfield Trading L.P.

Morgan Stanley Dean Witter Spectrum Strategic L.P.
   Allied Irish Capital Management, Ltd.
   Blenheim Capital Management, L.L.C.
     (formerly known as Blenheim Investments, Inc.)
   Eclipse Capital Management Inc.

Morgan Stanley Dean Witter Spectrum Technical L.P.
   Campbell & Company, Inc. ("Campbell")
   Chesapeake Capital Corporation ("Chesapeake")
   John W. Henry & Company, Inc.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets on the first day of each month (a 3% annual rate).

The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month, and 1/12 of 4% of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 4% respectively).

INCENTIVE FEE--Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.


MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each cal-endar month.

Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trad- ing exceed losses after brokerage and management fees are deducted.

For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.